Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2025 EARNINGS

▪	Revenues of $106.9 million compared to $91.7 million in the prior year period
▪	Net income of $4.7 million, or $0.19 per diluted share
▪	Total portfolio balance of $3.615 billion, highest in company history
▪	New contract purchases of $451.2 million

LAS VEGAS, NV, May 12, 2025 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $4.7 million, or $0.19 per diluted share, for its first quarter ended March 31, 2025. This compares to a net income of $4.6 million, or $0.19 per diluted share, in the first quarter of 2024.

Revenues for the first quarter of 2025 were $106.9 million, an increase of $15.2 million, or 16.6%, compared to $91.7 million for the first quarter of 2024. Total operating expenses for the first quarter of 2025 were $100.1 million compared to $85.2 million for the 2024 period. Pretax income for the first quarter of 2025 was $6.8 million compared to pretax income of $6.6 million in the first quarter of 2024.

During the first quarter of 2025, CPS purchased $451.2 million of new contracts compared to $457.8 million during the fourth quarter of 2024, and $346.3 million during the first quarter of 2024. The Company's receivables totaled $3.615 billion as of March 31, 2025, an increase from $3.491 billion as of December 31, 2024, and an increase from $3.021 billion as of March 31, 2024.

Annualized net charge-offs for the first quarter of 2025 were 7.54% of the average portfolio as compared to 7.84% for the first quarter of 2024. Delinquencies greater than 30 days (including repossession inventory) were 12.35% of the total portfolio as of March 31, 2025, compared to 12.39% as of March 31, 2024.

“We started off the year by posting the highest amount in new loan originations for any first quarter in company history” said Charles E. Bradley, Chief Executive Officer. “This positions us well for the remainder of the year, as we remain focused on driving the company forward.”

Conference Call

CPS announced that it will hold a conference call on May 13, 2025 at 1:00 p.m. ET to discuss its first quarter 2025 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register-conf.media-server.com/register/BIa727447d5fdf49d4b7da9c96f3d668b7. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets:
Cash and cash equivalents	$29,841	$11,713
Restricted cash and equivalents	153,637	125,684
Finance receivables measured at fair value	3,449,106	3,313,767

Finance receivables	3,109	5,420
Allowance for finance credit losses	(249)	(433)
Finance receivables, net	2,860	4,987

Deferred tax assets, net	826	1,010
Other assets	37,336	36,707
	$3,673,606	$3,493,868

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$75,289	$70,151
Warehouse lines of credit	365,683	410,898
Residual interest financing	163,391	99,176
Securitization trust debt	2,743,269	2,594,384
Subordinated renewable notes	27,547	26,489
	3,375,179	3,201,098

Shareholders' equity	298,427	292,770
	$3,673,606	$3,493,868

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2025	2024
Revenues:
Interest income	$101,933	$84,288
Mark to finance receivables measured at fair value	3,500	5,000
Other income	1,441	2,456
	106,874	91,744
Expenses:
Employee costs	25,033	24,416
General and administrative	13,542	13,753
Interest	54,918	41,968
Provision for credit losses	(979)	(1,635)
Other expenses	7,558	6,685
	100,072	85,187
Income before income taxes	6,802	6,557
Income tax expense	2,108	1,967
Net income	$4,694	$4,590

Earnings per share:
Basic	$0.22	$0.22
Diluted	$0.19	$0.19

Number of shares used in computing earnings per share:
Basic	21,444	21,143
Diluted	24,325	24,602

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Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2025	2024

Contracts purchased	$451.22	$346.30
Contracts securitized	$462.54	$300.61

Total portfolio balance (1)	$3,614.55	$3,021.19
Average portfolio balance (1)	$3,572.64	$2,993.82

Delinquencies (1)
31+ Days	9.75%	9.98%
Repossession Inventory	2.60%	2.41%
Total Delinquencies and Repo. Inventory	12.35%	12.39%

Annualized Net Charge-offs as % of Average Portfolio (1)	7.54%	7.84%

Recovery rates (1), (2)	27.7%	33.3%

	For the
	Three months ended
	March 31,
	2025		2024
	$ (3)	% (4)	$ (3)	% (4)
Interest income	$101.93	11.4%	$84.29	11.3%
Mark to finance receivables measured at fair value	3.50	0.4%	5.00	0.7%
Other income	1.44	0.2%	2.46	0.3%
Interest expense	(54.92)	-6.1%	(41.97)	-5.6%
Net interest margin	51.96	5.8%	49.78	6.7%
Provision for credit losses	0.98	0.1%	1.64	0.2%
Risk adjusted margin	52.94	5.9%	51.41	6.9%
Other operating expenses (5)	(46.13)	-5.2%	(44.85)	-6.0%
Pre-tax income	$6.80	0.8%	$6.56	0.9%

(1)  Excludes third party portfolios.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

(5)  Total pre-tax expenses less provision for credit losses and interest expense.

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